Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter 2014 Results and Business Highlights

•	59 megawatt (MW) fuel cell park installed by POSCO Energy is fully operational

•	15 MW Bridgeport fuel cell park commissioned on schedule and accepted by utility owner

•	Groundbreaking for 20 MW fuel cell park in South Korea to support the electric grid and a railroad depot

•	3.7 MW’s of new fuel cell module orders to support Korea market demand

DANBURY, CT – March 10, 2014 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its first quarter ended January 31, 2014 along with an update on key business highlights.

Financial Results

FuelCell Energy (the Company) reported total revenues for the first quarter of 2014 of $44.4 million compared to $36.4 million for the first quarter of 2013. Product sales for the first quarter of 2014 totaled $34.5 million, comprising $18.4 million of power plant revenue and fuel cell kit sales, and $16.1 million of power plant component sales plus site engineering and construction services, including 3.4 megawatts of fuel cell module sales to POSCO Energy that is in addition to the existing multi-year 122 megawatt fuel cell kit order. For the comparable prior year period, product sales totaled $29.1 million, including $25.1 million of power plant revenues and fuel cell kit sales and $4.0 million of power plant component sales and site engineering and construction services.

Service and license revenues for the first quarter of 2014 totaled $5.0 million comparable to the prior year period.

Advanced technologies contract revenue was $5.0 million for the first quarter of 2014 compared to $2.3 million for the first quarter of 2013 with the increase attributable to acceleration of solid oxide fuel cell development under the U.S. Department of Energy Solid State Energy Conversion Alliance (SECA) program as well as revenue recognized under a previously announced data center project. This demonstration project is converting renewable biogas from a wastewater treatment facility in Wyoming into zero carbon ultra-clean electricity to power a data center.

Backlog totaled $326.8 million at January 31, 2014 compared to $428.3 million at January 31, 2013.

•	Product sales backlog was $144.6 million at January 31, 2014 compared to $260.4 million at January 31, 2013. Product backlog in megawatts (MW) totaled 95.0 MW at January 31, 2014 compared to 150.7 MW at January 31, 2013.

•	Service backlog was $164.8 million at January 31, 2014 compared to $149.9 million at January 31, 2013.

•	Advanced technologies contracts backlog was $17.4 million at January 31, 2014 compared to $18.0 million at January 31, 2013.

FUELCELL ENERGY FIRST QUARTER 2014 RESULTS	PAGE 2

The gross profit generated in the first quarter of 2014 totaled $2.2 million compared to a gross loss of $2.3 million in the first quarter of 2013. The first quarter 2014 gross margin was 4.9 percent and the year-over-year increase reflected continuing improvement in revenue mix including Services and continued cost reductions.

Loss from operations for the first quarter of 2014 was $7.6 million compared to $11.1 million for the first quarter of 2013. Administrative and selling expenses decreased year-over-year as the prior year period included business development expenses that were non-recurring in the current year period. Research and development expenses increased year-over-year from product development initiatives that supports the market entry strategy into Europe as well as continued programs to reduce costs by consolidating select aspects of the balance of plant functions and integration of heat recovery equipment for large scale multi-megawatt installations to further reduce system costs.

Net loss attributable to common shareholders for the first quarter of 2014 totaled $11.4 million, or $0.06 per basic and diluted share. Excluding the non-cash adjustment of $2.4 million for conversion expenses for the Senior Unsecured Convertible notes, offset by a favorable impact from the fair value adjustment required on the embedded derivatives in the convertible notes, the adjusted net loss attributable to common shareholders totaled $9.0 million or $0.04 per basic and diluted share. Please refer to the accompanying Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations for more detailed information on these Non-GAAP measures. For the comparable prior year period, net loss attributable to common shareholders totaled $12.5 million or $0.07 per basic and diluted share.

Cash and cash equivalents and restricted cash

Cash and cash equivalents and restricted cash totaled $104.6 million at January 31, 2014. Net cash used by operating activities in the first quarter of 2014 was $5.1 million, which included the collection of accounts receivable, primarily related to the Bridgeport fuel cell park project, off-set by other uses of cash. The Company completed a public offering during the first quarter of 2014 issuing 25.3 million shares of common stock with net proceeds of $29.5 million. Capital spending was $0.8 million and depreciation expense was $1.1 million for the first quarter of 2014.

8.0% Senior Unsecured Convertible Notes (Convertible Notes)

During the first quarter of 2014, the Company received $15.0 million of conversion notices under the Convertible Notes. As a result, the Company issued approximately 12.0 million shares of common stock to settle the conversions. Net expense of $2.4 million was recorded to the Statement of Operations to adjust the fair value of the make whole liability embedded derivative to the fair value of the consideration provided to settle the make whole obligation related to converted Convertible Notes partially offset by the favorable impact from the fair value adjustment required on embedded derivatives.

Subsequent to January 31, 2014, the Company received conversion notices for an additional $22.0 million of principal, resulting in the issuance of approximately 17.5 million shares of common stock. The remaining principal balance of the Convertible Notes is $1.0 million as of March 10, 2014.

FUELCELL ENERGY FIRST QUARTER 2014 RESULTS	PAGE 3

Business Highlights

“We remain on track for closing multiple megawatts of orders and my confidence level is high as we have negotiated contracts for projects where we are waiting on final customer or regulatory approval,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “Inquiries and activity levels globally remain high as we work to convert pipeline into backlog, supported by the validation from on-time completion of multi-megawatt fuel cell parks on two different continents.”

The Company maintained an annual production run-rate at the Torrington, Connecticut production facility of approximately 70 megawatts during the first quarter of 2014, producing 17.5 MW of cell components for fuel cell kits and fuel cell power plants.

“We had 74 megawatts of fuel cell parks become fully operational during the first quarter of 2014, supplying ultra-clean baseload power to electric grids and demonstrating the capability for stationary fuel cell power plants to address power generation challenges facing utilities and governments around the world,” continued Mr. Bottone.

In North America, the 14.9 megawatt Bridgeport fuel cell park was completed on schedule in December, 2013 and accepted by Dominion, the project owner. A 1.4 megawatt power plant at Hartford Hospital in Connecticut is beginning commissioning in March and is expected to be supplying ultra-clean electricity to the hospital and steam to both the hospital and a district heating system by early April.

In Asia, the Gyeonggi Green Energy 59 megawatt fuel cell park in South Korea composed of 21 DFC3000® power plants is fully operational, delivering ultra-clean electricity to the grid and high quality heat to a district heating system. The fuel cell park was installed by POSCO Energy using fuel cell components supplied by FuelCell Energy. Separately, a groundbreaking was held in February 2014 for a 19.6 megawatt fuel cell park located at a railroad depot in Seoul City. The power will be supplied to the electric grid except that in the event of a grid disruption, the power will be used to support rail operations. The high quality heat will be supplied to a district heating system. The Company closed orders of 3.7 MW of modules to POSCO Energy during the first quarter of 2014 to support the strong demand in South Korea.

Construction of the fuel cell component manufacturing facility in South Korea by POSCO Energy is progressing on schedule. Growing demand for multi-megawatt fuel cell parks supports the need for additional global manufacturing capacity.

In Europe, the Fenchurch office tower in London’s financial district is nearing completion and the fuel cell energy power plant is expected to be commissioned during the second quarter of 2014.

Advanced Technology update

Distributed or on-site hydrogen generation represents an attractive market opportunity for Direct FuelCell® power plants as the versatile carbonate fuel cell technology provides multiple value streams including electricity, heat and hydrogen. The market opportunity for on-site hydrogen generation includes both industrial applications as well as transportation fueling. An existing pilot installation for transportation fueling in California is providing ultra-clean and renewable hydrogen for fuel cell powered vehicles in the Los Angeles area, as a DFC® plant converts renewable biogas from a wastewater treatment facility into hydrogen and electricity.

FUELCELL ENERGY FIRST QUARTER 2014 RESULTS	PAGE 4

The Company recently announced further market development for distributed hydrogen with funding for an installation to provide hydrogen for industrial applications. A tri-generation fuel cell plant will be installed at the Company manufacturing facility in Torrington, Connecticut during 2014 under a U.S. Department of Energy Advanced Manufacturing Office program to demonstrate distributed hydrogen generation for industrial applications. The ultra-clean electricity, usable high quality heat, and industrial-grade hydrogen will support the fuel cell component manufacturing process and the installation will act as a showcase for prospective customers and partners.

The previously announced data center project in Wyoming that is converting renewable biogas from wastewater to power for a data center and heat for the wastewater treatment process is undergoing commissioning. The project is demonstrating zero-carbon power generation.

The tri-generation fuel cell installation at the Vancouver, Canada landfill is expected to be commissioned during the second quarter of 2014. The cleaned landfill gas will be used by the fuel cell power plant to generate multiple revenue streams, including ultra-clean electricity, usable high quality heat and renewable hydrogen.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than two billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit www.fuelcellenergy.com

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Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

FUELCELL ENERGY FIRST QUARTER 2014 RESULTS	PAGE 5

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on March 11, 2014 to discuss the first quarter 2014 results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

The webcast of the conference call will be available on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on Friday, March 14, 2014:

•	From the U.S. and Canada please dial 855-859-2056 or 800-585-8367

•	Outside the U.S. or Canada please call 404-537-3406

•	Enter confirmation code 4223698

Contact:	FuelCell Energy, Inc.
Kurt Goddard, Vice President Investor Relations
203-830-7494
ir@fce.com

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FUELCELL ENERGY FIRST QUARTER 2014 RESULTS	PAGE 6

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents – unrestricted	$78,468	$67,696
Restricted cash and cash equivalents – short-term	6,194	5,053
Accounts receivable, net	33,831	49,116
Inventories, net	51,852	56,185
Other current assets	6,871	11,279

Total current assets	177,216	189,329
Restricted cash and cash equivalents – long-term	19,950	4,950
Property, plant and equipment, net	23,947	24,225
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets, net	5,944	5,465

Total assets	$240,724	$237,636

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6,914	$6,931
Accounts payable	18,397	24,535
Accrued liabilities	10,599	21,912
Deferred revenue	47,630	51,857
Preferred stock obligation of subsidiary	962	1,028

Total current liabilities	84,502	106,263
Long-term deferred revenue	20,248	18,763
Long-term preferred stock obligation of subsidiary	12,610	13,270
Long-term debt and other liabilities	37,173	52,675

Total liabilities	154,533	190,971

Redeemable preferred stock (liquidation preference of $64,020 at January 31, 2014 and October 31, 2013)	59,857	59,857
Total Equity (Deficit):
Shareholders’ equity (deficit)
Common stock ($.0001 par value; 275,000,000 shares authorized; 236,457,199 and 196,310,402 shares issued and outstanding at January 31, 2014 and October 31, 2013, respectively)	24	20
Additional paid-in capital	809,013	758,656
Accumulated deficit	(781,793)	(771,189)
Accumulated other comprehensive income	81	101
Treasury stock, Common, at cost (5,679 shares at January 31, 2014 and October 31, 2013)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity (deficit)	27,325	(12,412)
Noncontrolling interest in subsidiaries	(991)	(780)

Total equity (deficit)	26,334	(13,192)

Total liabilities and equity (deficit)	$240,724	$237,636

FUELCELL ENERGY FIRST QUARTER 2014 RESULTS	PAGE 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2014	2013
Revenues:
Product sales	$34,460	$29,065
Service agreements and license revenues	4,960	4,969
Advanced technologies contract revenues	5,014	2,324

Total revenues	44,434	36,358

Costs of revenues:
Cost of product sales	33,028	29,944
Cost of service agreements and license revenues	4,157	6,485
Cost of advanced technologies contract revenues	5,050	2,240

Total cost of revenues	42,235	38,669

Gross profit (loss)	2,199	(2,311)
Operating expenses:
Administrative and selling expenses	4,854	5,432
Research and development expenses	4,915	3,327

Total operating expenses	9,769	8,759

Loss from operations	(7,570)	(11,070)
Interest expense	(1,361)	(566)
Income from equity investment	—	46
Other income (expense), net	(1,774)	(282)

Loss before provision for income taxes	(10,705)	(11,872)
Provision for income taxes	(110)	(7)

Net loss	(10,815)	(11,879)
Net loss attributable to noncontrolling interest	211	198

Net loss attributable to FuelCell Energy, Inc.	(10,604)	(11,681)
Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(11,404)	$(12,481)

Loss per share basic and diluted
Basic	$(0.06)	$(0.07)
Diluted	$(0.06)	$(0.07)
Weighted average shares outstanding
Basic	200,637,819	187,553,306
Diluted	200,637,819	187,553,306

FUELCELL ENERGY FIRST QUARTER 2014 RESULTS	PAGE 8

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2014				2013
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted
Loss before provision for income taxes	$(10,705)	$2,443	(1)	$(8,262)	$(11,872)	$—	$(11,872)
Net loss	$(10,815)	$2,443		$(8,372)	$(11,879)	$—	$(11,879)
Net loss to common shareholders	$(11,404)	$2,443		$(8,961)	$(12,481)	$—	$(12,481)
Net loss per share to common shareholders
Basic	$(0.06)			$(0.04)	$(0.07)		$(0.07)
Diluted	$(0.06)			$(0.04)	$(0.07)		$(0.07)

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three Months Ended January 31, 2014 and 2013

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.

Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1)	Adjustment for the three months ended January 31, 2014 represents expense associated with the conversion of $15.0 million of the $38.0 million Senior Unsecured Convertible notes offset by a favorable impact from the fair value adjustment required on the embedded derivatives in the Senior Unsecured Convertible notes in accordance with Accounting Standards Codification (ASC) 815 – Derivatives and Hedging.